EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 10, 2008, accompanying the consolidated financial statements of Arctic Cat Inc. and subsidiaries included in the Annual Report on Form 10-K and internal control over financial reporting for the year ended March 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Arctic Cat Inc. on Forms S-8 (File No. 33-37065, effective October 1, 1990, File No. 33-69916, effective October 4, 1993, File No. 33-97244, effective September 22, 1995 and File No. 333-99253, effective September 6, 2002).

/s/GRANT THORNTON LLP

Minneapolis, Minnesota

June 10, 2008